UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 18, 2009
COLEMAN CABLE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33337 (Commission File Number)	36-4410887 (IRS Employer Identification Number)

1530 Shields Drive, Waukegan, IL (Address of principal executive offices)	60085 (Zip Code)
(847) 672-2300
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On June 18, 2009, Coleman Cable entered into an amendment to its Amended and Restated Credit Agreement with its senior secured lenders. The amendment permits Coleman Cable to spend up to $30 million to redeem, retire or repurchase its 9.875% Senior Notes due 2012 (the “Note Repurchase”) so long as (i) no default or event of default exists at the time of the Note Repurchase or would result from the Note Repurchase and (ii) excess availability under the revolving credit facility after giving effect to the Note Repurchase remains above $40 million. The amendment also provides that the applicable interest rate margins shall increase by 1.25% and the unused line fee will increase by 0.25%.
The foregoing description of the amendment to the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the amendment to the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 8.01 Other Events
On June 18, 2009, Coleman Cable completed a transaction to purchase for $7.5 million certain of its 9.875% Senior Notes due 2012 at a substantial discount to their par value. Whether Coleman Cable purchases additional amounts of its Senior Notes will depend on a number of factors and there can be no assurance that Coleman Cable will purchase any additional amounts of its Senior Notes.
Item 9.01 Financial Statements and Exhibits

Exhibit
Number	Description
10.1	Second Amendment to Amended and Restated Credit Agreement, dated as of June 18, 2009, by and among Coleman Cable, Inc., the Subsidiaries that are signatories thereto, and the lenders that are signatories thereto.

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLEMAN CABLE, INC.
Date: June 18, 2009	By:	/s/ Richard N. Burger
		Name:	Richard N. Burger
		Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer